                          ON Technology Corporation

                                EXHIBIT 21.0.

                        SUBSIDIARIES OF THE REGISTRANT


DaVinci Systems, a Delaware corporation
Leprechaun Software International, Ltd., a Georgia corporation
ON Securities Corporation, a Massachusetts corporation
ON Technology U.K. Limited, a corporation organized under the laws of England ON Technology Foreign Sales Corporation, a U.S. Virgin Island corporation Purview Technologies, Inc., a Pennsylvania corporation
Wilma 96 Vermogensuerwaltungs, a German GmbH